Exhibit 8.2

FORM OF WACHTELL, LIPTON, ROSEN & KATZ OPINION

[•], 2009

Ticketmaster Entertainment, Inc.

8800 Sunset Boulevard

West Hollywood, CA 90069

Ladies and Gentlemen:

We have acted as special counsel to Ticketmaster Entertainment, Inc., a Delaware corporation (“Ticketmaster”), in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 10, 2009, by and among, Ticketmaster, Live Nation, Inc., a Delaware corporation (“Live Nation”), and Merger Sub, a Delaware limited liability company (“Merger Sub”). At your request, and in connection with the mailing of the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Live Nation, including the Joint Proxy Statement forming a part thereof, relating to the transactions contemplated by the Merger Agreement, we are rendering our opinion concerning the material United States federal income tax consequences of the Merger. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the Joint Proxy Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement and in the Registration Statement are

Ticketmaster Entertainment, Inc.

true, complete and correct, (iii) the factual statements and representations made by Ticketmaster, Live Nation and Merger Sub in their respective officer’s certificates dated the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any factual statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Live Nation, Merger Sub, Ticketmaster and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, (i) a holder of Ticketmaster Common Stock will not recognize gain or loss upon receipt of Live Nation Common Stock solely in exchange for Ticketmaster Common Stock, except with respect to cash received in lieu of fractional shares of Live Nation Common Stock, (ii) the aggregate tax basis in the shares of Live Nation Common Stock received in the Merger (including any fractional shares deemed received and exchanged for cash) will be equal to the aggregate tax basis of the Ticketmaster Common Stock surrendered, (iii) the holding period of the shares of Live Nation Common Stock received in the Merger will include the holding period of the shares of Ticketmaster Common Stock surrendered in exchange therefor, and (iv) in the case of cash in lieu of fractional shares (x) a holder of Ticketmaster Common Stock who receives cash in lieu of a fractional share of Live Nation Common Stock generally will be treated as having received such fractional share in the Merger and then as having received cash in exchange for such fractional share, (y) gain or loss will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Live Nation Common Stock and (z) such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period in the Ticketmaster Common Stock exchanged is more than one year.

We express no opinion on any issue relating to the tax consequences of the transaction contemplated by the Registration Statement other than the opinion set forth above. Our opinion expressed in clauses (i) through (iv) of the preceding paragraph is limited to U.S. Holders (as defined in the Registration Statement) who hold their Ticketmaster Common Stock as a capital asset within the meaning of Section 1221 of the Code. Our opinion does not address (i) all aspects of U.S. federal income taxation that may be relevant to a particular Ticketmaster stockholder in light of that stockholder’s individual circumstances or to a Ticketmaster stockholder who is subject to special treatment under U.S. federal income tax law, and (ii) any state, local or foreign tax consequences of the Merger. Our opinion is based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, published pronouncements of the IRS and case law, any of which may be changed at any time with retroactive

Ticketmaster Entertainment, Inc.

effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Ticketmaster of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement and it is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,